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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement of Foster Wheeler Corporation (the "Company") on Form S-3 of our report dated April 21, 1995, except as to matters relating to the Purchase Agreement between A. Ahlstrom Corporation and Foster Wheeler Corporation dated June 21, 1995 as amended September 30, 1995, for which the date is September 30, 1995, on our audit of the special purpose consolidated balance sheet of Ahlstrom Pyropower, Inc. and subsidiaires, exclusive of certain liabilities and the investments in Ahlstrom Development Corporation and Multipower Associates, but inclusive of Ahlstrom Development Corporation's investment in Pyropower Operating Services Corporation, as of December 31, 1994 and the related special purpose consolidated statements of operations, stockholder's equity and cash flows for the year then ended. We also consent to the reference to our firm under the caption "Experts."

                                          COPPERS & LYBRAND L.L.P.

San Diego, California
October 31, 1995